Exhibit 99.1
Superior Industries
Reports Fourth Quarter and 2006 Results
     VAN NUYS, CALIFORNIA — March 20, 2007 — Superior Industries International, Inc. (NYSE:SUP) today announced financial results for the fourth quarter and 2006.
     President and CEO Steven Borick said, “Although Superior’s operating performance of 2006 did not measure up to our expectations, we made substantial progress in the multi-year restructuring program that is crucial to maintaining our leadership in the aluminum wheel business and achieving our long-term goals for growth and profitability. “We have taken many decisive steps to reduce costs and realign capacity, including the closure of our chrome plating operation in Fayetteville, Arkansas, capacity reductions at our Van Nuys, California wheel plant, and closure of our Johnson City, Tennessee wheel plant effective in the first quarter of 2007, and the sale of our unprofitable aluminum suspension component business.
     “Construction of our newest plant in Chihuahua, Mexico is now complete, financed entirely from operating cash flow. This new facility, the most advanced wheel casting plant in the world, was designed to accommodate the growing demand for large-diameter wheels (18-inches and over) and enhance our competitive position in this important market segment.
     “We remain confident in our strategy and in Superior’s future. While it will take time for Superior’s financial performance to reflect the many improvements we have made and will continue to make. We have the resources and the discipline we need to work through this period of transition into a new era of global competition in the automobile industry.”
Fourth Quarter Results
     For the three months ended December 31, 2006, revenue increased 3.0% to $212,169,000 compared to $205,901,000 for the fourth quarter of 2005. Unit wheel shipments decreased 9.3%, which reduced capacity utilization and profitability.
     The fourth quarter of 2006 was also affected by start-up costs for the company’s new Chihuahua facility of $3,256,000 and restructuring expenses of $964,000. For the fourth quarter of 2005, start-up costs included in cost of goods sold amounted to $572,000.
     SG&A expenses for the fourth quarter of 2006 increased to $6,818,000, which included non-cash stock-based compensation expense of $720,000 and increases in professional fees. This compares to SG&A expenses of $5,079,000 for the fourth quarter of 2005.
     For the fourth quarter of 2005, there was an impairment charge totaling $7,855,000, related to the discontinuance of our chrome-plating operation in Fayetteville, Arkansas.
     The effective tax rates in the fourth quarter of both years are the result of adjusting the year-to-date September rates to those calculated for the full years 2006 and 2005. Accordingly, for the fourth quarter of 2006, the effective income tax rate on the loss from continuing operations was a tax provision of $448,000 compared to a tax provision of $1,429,000 in the same quarter a year ago. These amounts reflect changes in the annual effective tax rates for the respective fiscal year, as calculated at the end of the year, including any required changes in the fourth quarter to the company’s tax reserves.
     Superior’s share of profits from its joint venture aluminum wheel manufacturing operation in Hungary was $2,198,000 for the fourth quarter of 2006 compared to $1,138,000 a year earlier.
     Consolidated net loss from continuing operations for the fourth quarter of 2006 was $4,446,000, or $0.17 per diluted share. This compares to net income from continuing operations of $2,282,000, or $0.09 per diluted share, for the fourth quarter of 2005. Net loss from the company’s discontinued suspension components business was $381,000, or $0.01 per diluted share, for the 2006 fourth quarter. This compares to a net loss from discontinued operations for the fourth quarter of 2005 of $22,225,000, or $0.84 per diluted share, which included a pre-tax asset impairment charge of $34.0 million.
     Net loss for the fourth quarter of 2006, including the impact of the items discussed above, was $4,827,000, or $0.18 per diluted share. This compares to net loss for the fourth quarter of 2005 of $19,943,000, or $0.75 per diluted share.
     At December 31, 2006, working capital was approximately $233,500,000, including cash and short-term investments of approximately $78,100,000. Superior has no debt.
Twelve Months Results
     For the twelve months ended December 31, 2006, revenue declined 1.8% to $789,862,000 compared to

$804,161,000 for 2005. Unit wheel shipments declined 11.9%.
     The year 2006 included start-up costs for the new Chihuahua facility of $10,054,000, restructuring expenses of $3,538,000, and non-cash stock-based compensation expense of $622,000. Start-up costs for 2005 were $922,000.
     SG&A expenses for 2006 increased to $25,679,000, which included non-cash stock-based compensation expense of $2,410,000. This compares to SG&A expenses of $20,985,000 for 2005.
     The company incurred a pre-tax charge of $4,470,000 in 2006 for the impairment of long-lived assets related to the planned closure of the Johnson City, Tennessee facility. As indicated above, there was a similar impairment charge in 2005 totaling $7,855,000, related to the discontinuance of our chrome-plating operation.
     The effective tax rate on the income (loss) from continuing operations for the year 2006 was a benefit of $1,534,000, or 9.5%, compared to a provision of 37.1% for the year 2005. The tax benefit in the current period included required changes in the company’s tax reserves, which increased the tax benefit rate by 4.8%. Accounting judgment is required when reserving for probable disallowance of identified tax exposures, and accounting rules dictate that reserves can only be changed when substantive facts or specific events occur.
     The company’s share of profits from its joint venture aluminum wheel manufacturing operation in Hungary was $4,897,000 for 2006 compared to $5,176,000 for 2005.
     Net loss from continuing operations for 2006 was $9,578,000, or $0.36 per diluted share. This compares to net income from continuing operations for 2005 of $20,750,000, or $0.78 per diluted share. Income from the company’s discontinued suspension components operations in 2006 was $257,000, or $0.01 per diluted share, compared to a loss from discontinued operations in 2005 of $27,811,000, or $1.05 per diluted share, including the pre-tax asset impairment charge of $34.0 million.
     Net loss for 2006 was $9,321,000, or $0.35 per diluted share. This compares to net loss for 2005 of $5,836,000, or $0.22 per diluted share, which included income for the cumulative effect of the change in accounting principle of $1,225,000, or $0.05 per diluted share.
Conference Call
     Superior will host a conference call beginning at 10:00 a.m. PDT (1:00 p.m. EDT) today that will be broadcast on the company’s website, www.supind.com. Investors, analysts, stockholders, news media and the general public are invited to listen to the web cast. The web cast replay will be available at this same Internet address approximately one hour after the conclusion of the conference call.
     In addition to reviewing the company’s fourth quarter and 2006 results, during the conference call the company plans to discuss other financial and operating matters. Additionally, the answers to questions posed to management during the call might disclose additional material information.
About Superior Industries
     Superior supplies aluminum wheels to Ford, General Motors, DaimlerChrysler, Audi, BMW, Isuzu, Jaguar, Land Rover, Mazda, MG Rover, Mitsubishi, Nissan, Subaru, Toyota, and Volkswagen. For additional information, visit www.supind.com.
Forward-Looking Statements
     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
(tables attached)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31

	2006	2005	2006	2005

Net Sales	$212,169	$205,901	$789,862	$804,161
Costs and Expenses
Cost of Sales	213,117	191,254	781,122	755,337
Selling and Administrative Expenses	6,818	5,079	25,679	20,985
Impairment of Long-Lived Assets	117	7,855	4,470	7,855

Income (Loss) From Operations	(7,883)	1,713	(21,409)	19,984
Interest Income, net	1,413	1,485	5,589	5,329
Other Income (Expense), Net	246	(656)	(268)	(588)

Income (Loss) From Continuing Operations
Before Income Taxes and Equity Earnings	(6,224)	2,542	(16,088)	24,725
Income Tax Benefit (Provision)	(448)	(1,429)	1,534	(9,181)
Equity in Earnings of Joint Ventures	2,226	1,169	4,976	5,206

Net Income (Loss) from Continuing Operations	$(4,446)	$2,282	$(9,578)	$20,750
Discontinued Operations, Net of Taxes	(381)	(22,225)	257	(27,811)
Cumulative Effect of Change in Accounting Principle	—	—	—	1,225

Net Loss	$(4,827)	$(19,943)	$(9,321)	$(5,836)

Earnings (Loss) Per Share — Basic:
Net Income (Loss) from Continuing Operations	$(0.17)	$0.09	$(0.36)	$0.78
Discontinued Operations	(0.01)	(0.84)	0.01	(1.05)
Cumulative Effect of Change in Accounting Principle	—	—	—	0.05

Net Loss	$(0.18)	$(0.75)	$(0.35)	$(0.22)

Earnings (Loss) Per Share — Diluted:
Net Income (Loss) from Continuing Operations	$(0.17)	$0.09	$(0.36)	$0.78
Discontinued Operations	(0.01)	(0.84)	0.01	(1.05)
Cumulative Effect of Change in Accounting Principle	—	—	—	0.05

Net Loss	$(0.18)	$(0.75)	$(0.35)	$(0.22)

Weighted Average and Equivalent Shares Outstanding for Earnings Per Share:
Basic	26,610,000	26,610,000	26,610,000	26,614,000
Diluted	26,610,000	26,612,000	26,610,000	26,620,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	December 31

	2006	2005

Current Assets	$346,595	$359,740
Property, Plant and Equipment, net	310,414	292,289
Investments and Other Assets	55,007	67,450

	$712,016	$719,479

Current Liabilities	$113,113	$110,634
Long-Term Liabilities	40,456	30,697
Shareholders’ Equity	558,447	578,148

	$712,016	$719,479